SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)  of the Securities Exchange Act of 1934

(Amendment No.     )

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PECO II, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

April 9, 2003

To PECO II Shareholders:

This year’s Annual Meeting of Shareholders of PECO II, Inc. will be held at 9:00 a.m., local time, Thursday, May 8, 2003, at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio.

In addition to discussing the items of business outlined in this proxy statement, we look forward to giving you a report on the first quarter of our current fiscal year, which ended on March 31. As in the past, there will be an informal discussion of our activities, during which time your questions and comments will be welcomed.

We hope that you are planning to attend the annual meeting personally, and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the annual meeting. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

On behalf of the directors and management of PECO II, I would like to thank you for your continued support and confidence.

Sincerely yours,

MATTHEW P. SMITH

Chairman of the Board

PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PECO II, Inc. will be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on Thursday, May 8, 2003 at 9:00 a.m., local time, for the following purposes:

1.	To elect three directors in Class III for three-year terms and until their successors are duly elected and qualified; and

2.	To consider and act upon any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

Holders of common shares of record at the close of business on March 10, 2003 are entitled to receive notice of and to vote at the annual meeting.

By Order of the Board of Directors.

SANDRA A. FRANKHOUSE

Secretary

April 9, 2003

Please fill in and sign the enclosed proxy and

return the proxy in the enclosed envelope.

PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

PROXY STATEMENT

Mailed on or about April 9, 2003

Annual Meeting of Shareholders to be held on May 8, 2003

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be used at our Annual Meeting of Shareholders to be held on May 8, 2003, and any adjournment or postponement thereof. The time, place and purposes of the annual meeting are stated in the notice of annual meeting of shareholders, which accompanies this proxy statement.

The accompanying proxy is solicited by our Board of Directors. All validly executed proxies received by our Board of Directors pursuant to this solicitation will be voted at the annual meeting, and the directions contained in the proxies will be followed in each instance. If no directions are given, the proxy will be voted FOR the election of the three nominees for director in Class III listed on the proxy.

Any person giving a proxy pursuant to this solicitation may revoke it. You may, without affecting any vote previously taken, revoke a proxy by giving notice to us in writing, in open meeting or by a duly executed proxy bearing a later date.

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. We may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may solicit proxies by telephone, telegraph and personal interview. We also may retain a third party to aid in the solicitation of proxies.

VOTING RIGHTS

The record date for determination of shareholders entitled to vote at the annual meeting was the close of business on March 10, 2003. On that date, we had 21,141,639 common shares, without par value, outstanding and entitled to vote at the annual meeting. Each common share is entitled to one vote.

At the annual meeting, in accordance with the General Corporation Law of Ohio and our amended and restated code of regulations, the inspectors of election appointed by our Board of Directors for the annual meeting will determine the presence of a quorum and will tabulate the results of shareholder voting. As provided by the General Corporation Law of Ohio and our amended and restated code of regulations, holders of shares entitling them to exercise a majority of the voting power of the company, present in person or by proxy at the annual meeting, will constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for these purposes.

Nominees for election as directors receiving the greatest number of votes will be elected directors. Votes that are withheld or broker non-votes in respect of the election of directors will not be counted in determining the outcome of the election. Pursuant to our amended and restated articles of incorporation, shareholders do not have cumulative voting rights.

Pursuant to our amended and restated code of regulations, all other questions and matters brought before the annual meeting will be decided, unless otherwise provided by law, our amended and restated articles of incorporation or our amended and restated code of regulations, by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the annual meeting. In voting for such other proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the item on which the abstention is noted and will have the effect of a vote against. Broker non-votes, however, are not counted as present for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any such proposal.

SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The following table shows information regarding beneficial ownership of our common shares as of February 28, 2003, unless otherwise indicated, by each person or group which is known by us to own beneficially more than 5% of our common shares, each director and nominee for election as a director, each current and former executive officer named in the Summary Compensation Table and all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective director, officer or shareholder, as the case may be. Unless otherwise indicated, each person named below has sole voting and investment power or shares this power with his or her spouse with respect to the number of shares set forth opposite his or her respective name. The address of each director and executive officer named below is c/o PECO II, Inc., 1376 State Route 598, Galion, Ohio 44833.

The number of shares beneficially owned by each shareholder is determined under Securities and Exchange Commission rules. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 28, 2003 through the exercise of any stock option or other right.

Name of Beneficial Owner	Common Shares Beneficially Owned	Percent Owned
Austin W. Marxe and David M. Greenhouse(1) 153 East 53rd Street New York, New York 10022	2,465,522	11.7%
Matthew P. Smith(2)	3,255,904	15.4
Ronald L. Adams(3)	325,000	1.5
Lucille Garber Ford(4)	2,584	*
James L. Green(5)	2,258,872	10.7
E. Richard Hottenroth(6)	173,084	*
Trygve A. Ivesdal(7)	49,358	*
Albert F. Klavora(8)	1,000	*
Eugene V. Smith(9)	696,909	3.3
Charles D. Taylor(10)	631,084	3.0
Allen Jay Cizner(11)	528,000	2.4
John C. Maag(12)	35,843	*
Randolph C. Lumb(13)	5,563	*
All directors and executive officers as a group (12 persons)(14)	8,079,927	37.1%

* Less than 1%.

(1)	Pursuant to a Schedule 13G/A jointly filed with the Securities and Exchange Commission on March 7, 2003, Austin W. Marxe and David M. Greenhouse reported shared voting and dispositive power over 779,300 common shares held by Special Situations Cayman Fund, L.P. and 1,686,222 common shares held by Special Situations Fund III, L.P.

(2)	Mr. Smith is our Chairman of the Board. Mr. Smith’s ownership includes 1,000,000 shares held by Ashwood I, LLC and 500,000 shares held by Ashwood II, LLC. Mr. Smith exercises investment control over both of these limited liability companies. Mr. Smith’s ownership also includes 114,000 shares held by Mr. Smith or his spouse as custodian for their three children. Mr. Smith’s ownership also includes 33,954 shares issuable within 60 days after February 28, 2003 upon the exercise of stock options.

(3)	Mr. Adams is a director of PECO II. Mr. Adams’ ownership includes 325,000 shares held by the Ronald L. and Janeen E. Adams Trust. Mr. Adams exercises investment control over this trust.

(4)	Dr. Ford is a director of PECO II. Dr. Ford’s ownership includes 584 shares issuable within 60 days after February 28, 2003 upon the exercise of stock options.

(5)	Mr. Green is a director of PECO II. Mr. Green’s ownership includes 2,252,200 shares held by the Green Family Trust. Mr. Green exercises investment control over this trust. Mr. Green’s ownership also includes 6,672 shares issuable within 60 days after February 28, 2003 upon the exercise of stock options.

(6)	Mr. Hottenroth is a director of PECO II. Mr. Hottenroth’s ownership includes 2,834 shares issuable within 60 days after February 28, 2003 upon the exercise of stock options.

(7)	Mr. Ivesdal is a director and the Director of International Development of PECO II. Mr. Ivesdal’s ownership includes 37,707 shares issuable within 60 days after February 28, 2003 upon the exercise of stock options.

(8)	Mr. Klavora is a director of PECO II.

(9)	Mr. Smith is a director of PECO II. Mr. Smith’s ownership includes 174,075 shares held by Fairbrandt, LLC. Mr. Smith exercises investment control over this limited liability company. Mr. Smith’s ownership also includes 2,834 shares issuable within 60 days after February 28, 2003 upon the exercise of stock options.

(10)	Mr. Taylor is a director of PECO II. Mr. Taylor’s ownership includes 2,834 shares issuable within 60 days after February 28, 2003 upon the exercise of stock options.

(11)	Mr. Cizner is our President and Chief Executive Officer. Mr. Cizner’s ownership includes 526,000 shares issuable within 60 days after February 28, 2003 upon the exercise of stock options.

(12)	Mr. Maag resigned from his position as Chief Financial Officer and Treasurer effective November 1, 2002.

(13)	Mr. Lumb resigned from his position as Executive Vice President Sales and Marketing effective January 1, 2003.

(14)	Ownership of all directors and executive officers as a group includes an aggregate of 623,747 shares issuable within 60 days after February 28, 2003 upon the exercise of stock options and excludes all shares held by Messrs. Maag and Lumb.

ELECTION OF DIRECTORS

The authorized number of our directors is presently fixed at nine. As required by our amended and restated articles of incorporation, the Board of Directors is divided into three classes of three directors each. The term of office of one class of directors expires each year, and at each annual meeting of shareholders the successors to the directors of the class whose term is expiring at that time are elected to hold office for a term of three years.

The term of office of Class III of the Board of Directors expires at this year’s annual meeting of shareholders. The term of office of the persons elected directors in Class III at this year’s annual meeting will expire at the 2006 annual meeting. Each director in Class III will serve until the expiration of that term or until his successor shall have been duly elected. The Board of Directors’ nominees for election as directors in Class III are James L. Green, Albert F. Klavora and Matthew P. Smith. Messrs. Green, Klavora and Smith currently serve as directors in Class III.

The proxy holders named in the accompanying proxy or their substitutes will vote the proxy at the annual meeting or any adjournment or postponement thereof for the election as directors of the three nominees unless you instruct, by marking the appropriate space on your proxy, that authority to vote is withheld. Each of the nominees has indicated his willingness to serve as a director, if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

Nominees for Election as Class III Directors

James L. Green, age 75 — Director since 1988.

Mr. Green founded PECO II in 1988, and served as our Chairman of the Board until July 2001. Mr. Green has over 50 years of experience in the communications industry. From 1983 to 1988, Mr. Green worked as a management consultant in the international communications industry. From 1983 to 1985, Mr. Green was President and Chief Executive Officer of NovAtel Communications, Ltd. in Calgary, Canada. From 1953 to 1983, Mr. Green served in various capacities with the Power Equipment Company, North Electric Company and ITT, the predecessor businesses of PECO II, Inc.

Albert F. Klavora, age 60 — Director since 2002.

Since 1999, Mr. Klavora has served as a consultant, director and advisory board member for several privately held companies. Prior to that, Mr. Klavora spent 30 years with the accounting firm of Arthur Andersen LLP, most recently as senior tax partner of the Cleveland office.

Matthew P. Smith, age 49 — Director since 1994.

Mr. Smith has been employed by PECO II since 1989, and has served as the Chairman of the Board since July 2001. Mr. Smith served as our Chief Executive Officer from 1998 to June 2002, and as our President from 1998 to July 2001. From 1989 to 1998, Mr. Smith held various titles at PECO II, including Secretary, Treasurer and Executive Vice President.

Class II Directors Continuing in Office — Terms Expire in 2005

Lucille Garber Ford, age 81 — Director since 2000.

Since 1995, Dr. Ford has served as President of the Ashland County Community Foundation and has been Professor Emerita of Economics and Provost of Ashland University. From 1970 to 1995, Dr. Ford was a Professor of Economics at Ashland University.

E. Richard Hottenroth, age 66 — Director since 1997.

Mr. Hottenroth has been a member of the law firm Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. since 1961. Mr. Hottenroth’s firm provides legal services to PECO II.

Charles D. Taylor, age 58 — Director since 1989.

Since 2000, Mr. Taylor has been a self-employed consultant. From 1991 to 2000, Mr. Taylor served as Vice President of DAI Emulsions Inc., a manufacturer of dust control and asphalt maintenance products.

Class I Directors Continuing in Office — Terms Expire in 2004

Ronald L. Adams, age 57 — Director since 2002.

Since February 2001, Mr. Adams has been an independent management consultant serving small businesses in the areas of valuation, organizational development and acquisitions. From 1991 to 2001, Mr. Adams was President of DAI Emulsions, Inc., a manufacturer of dust control and asphalt maintenance products. Mr. Adams also is a director of The Richland Trust Company, a subsidiary of Park National Corporation.

Trygve A. Ivesdal, age 72 — Director since 2000.

Since August 2000, Mr. Ivesdal has been employed by PECO II as Director of International Development. From 1998 until October 2000, Mr. Ivesdal served as the Chairman of the Board of International Telecommunications Systems, Inc., a provider of satellite voice and data services in Latin America. From 1996 to 1998, Mr. Ivesdal served as a director of International Telecommunications Systems after co-founding the company in 1996. From 1993 to 1999, Mr. Ivesdal was the Executive Vice President, Interim Chief Operating Officer and Director of International Business Development for DIAL Services Ltd., an international calling card company and a subsidiary of Conference-Call USA, Inc.

Eugene V. Smith, age 80 — Director since 1989.

Since 1985, Mr. Smith has been the general partner of Shelby Horizons Ltd., a partnership involved in warehousing. Since 1981, Mr. Smith has served as Vice President of FVF, Inc., an agri-business. Mr. Smith is the father of Matthew P. Smith, our Chairman of the Board.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors has a Nominating/Compensation Committee and an Audit Committee. A Nominating Committee was established in January 2002 and was later combined with the Compensation Committee. The Nominating/Compensation Committee administers our stock option plans and employee stock purchase plan and reviews and determines the salary and bonus compensation of our executive officers and certain key executives. The Nominating/Compensation Committee also considers and recommends to the Board of Directors nominees for election as directors and candidates to fill vacancies on the Board of Directors. The Nominating/Compensation Committee will consider director nominees recommended by shareholders if a written nomination is received not less than 60 days nor more than 90 days before the first anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of shareholders. Certain informational content requirements also must be met with respect to director nominations. See “Shareholder Proposals.”

The Audit Committee reviews the activities of our independent auditors and various company policies and practices. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board of Directors, a copy of which was attached to our 2001 proxy statement as Appendix A. Each of the members of the Audit Committee satisfies the current independence and financial literacy requirements of Nasdaq. We are reviewing the adequacy of the Audit Committee Charter and evaluating our Board committee composition against the requirements of the Sarbanes-Oxley Act of 2002 (as it is being implemented from time to time by the Securities and Exchange Commission) and Nasdaq corporate governance rule changes. We intend to comply with these new requirements as they become effective.

The Board of Directors also maintains an informal Oversight Committee, which was established in August 2002 to review management’s restructuring plan for PECO II. The members of this informal committee are Messrs. Adams (Chairman), Green, Hottenroth and Matthew P. Smith. The Oversight Committee plans and meets as required. The Oversight Committee met four times during 2002.

Set forth below is the current membership of each of the above-described formal committees, with the number of meetings held during the year ended December 31, 2002 in parentheses:

Audit Committee(6)	Nominating/Compensation Committee(7)*
Ronald L. Adams (Chairman)	E. Richard Hottenroth (Chairman)
Lucille Garber Ford	Lucille Garber Ford
E. Richard Hottenroth	Charles D. Taylor
Albert F. Klavora
Charles D. Taylor

*	Includes two meetings of the members of the Nominating Committee prior to its being combined with the Compensation Committee.

The Board of Directors held 11 meetings during the fiscal year ended December 31, 2002. During that fiscal year, no director attended fewer than 90% of the aggregate of the total number of meetings of the Board of Directors, held during the period for which he or she has been a director, and the total number of meetings held by all committees of the Board on which he or she served, during the periods that he or she served.

Directors who are not our employees are paid an annual fee of $10,000 and a fee of $1,000 for each Board or committee meeting attended and are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at those meetings. In addition, directors are eligible for awards under the PECO II, Inc. 2000 Performance Plan. A discussion of other compensation arrangements with certain members of the Board of Directors is included in this proxy statement under the heading “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the Compensation Committee and the Board of Directors or the compensation committee of any other company. The Chairman of the Compensation Committee, E. Richard Hottenroth, is a partner in the law firm Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. Mr. Hottenroth’s law firm provided legal services to us in 2002, and we expect that the firm will continue to provide such services in 2003.

AUDIT COMMITTEE AND RELATED MATTERS

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors, a copy of which was attached to our 2001 proxy statement as Appendix A.

Management has the primary responsibility for our financial statements and the reporting process, including the system of internal controls. The independent auditors audit the annual financial statements prepared by management and express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee monitors these processes.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

In addition, the independent auditors provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), related to the auditors’ independence. The Audit Committee discussed with the independent auditors the auditors’ independence from us and management and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with our financial management and independent auditors the overall scope and plans for the audit. The Audit Committee also met with the independent auditors, with and without management present, to discuss the results of the examinations, their evaluation of our internal controls and the overall quality of our financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

RONALD L. ADAMS, CHAIRMAN

LUCILLE GARBER FORD

E. RICHARD HOTTENROTH

ALBERT F. KLAVORA

CHARLES D. TAYLOR

Independent Auditors

On June 24, 2002, our Board of Directors adopted the recommendation of the Audit Committee that Arthur Andersen LLP be dismissed as our auditors and to appoint Grant Thornton LLP to serve as our independent public accountants.

Arthur Andersen’s reports on our consolidated financial statements for each of the years ended December 31, 2001 and 2000 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2001 and 2000 and through the effective date of Arthur Andersen’s dismissal, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On June 24, 2002, we filed a Form 8-K with the Securities and Exchange Commission reporting these events. Attached as an exhibit to that Form 8-K was a letter from Arthur Andersen indicating that we had provided Arthur Andersen with a copy of the foregoing disclosures, and stating that it found no basis for disagreement with such statements.

During our two most recent fiscal years and through the effective date of Arthur Andersen’s dismissal, we did not consult with Grant Thornton with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Board of Directors, upon recommendation of the Audit Committee, appointed Grant Thornton as independent auditors to audit our financial statements for the fiscal year ending December 31, 2003.

Audit Fees

The aggregate fees billed or accrued by Grant Thornton for professional services rendered for the audit of our annual consolidated financial statements for fiscal 2002 and the review of our consolidated financial statements included in our quarterly reports on Form 10-Q for fiscal 2002 were $128,000. The aggregate fees for such services rendered by Arthur Andersen during fiscal 2002 were $6,500.

Financial Information Systems Design and Implementation Fees

There were no fees billed by either Grant Thornton or Arthur Andersen for services rendered in connection with financial information systems design and implementation in fiscal 2002.

All Other Fees

The aggregate fees billed by Grant Thornton for all other services rendered for fiscal 2002 were $18,450. The aggregate fees for all other services rendered by Arthur Andersen during fiscal 2002 were $92,000.

Representatives of Grant Thornton are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

EXECUTIVE COMPENSATION

The following table shows the compensation during our fiscal years ended December 31, 2002, 2001 and 2000 of our Chief Executive Officer and our other current and former most highly compensated executive officers whose total salary and bonus (as determined in accordance with Securities and Exchange Commission rules) exceeded $100,000. We refer to these current and former executive officers as our “named executive officers” in other parts of this proxy statement.

Summary Compensation Table

Long-Term Compensation Awards
	Annual Compensation(1)					Securities Underlying Options(#)	All Other Compensation
Name and Principal Position	Year	Salary		Bonus
Matthew P. Smith Chairman of the Board(2)	2002 2001 2000	$ $ $	173,945 218,077 200,193	$	— — 146,757	— 75,000 1,907	— — —

Allen Jay Cizner President and Chief Executive Officer(3)	2002 2001 2000	$ $ $	224,993 210,560 192,308	$ $	— 50,000 117,406	— 65,000 500,000	— — —

John C. Maag Former Chief Financial Officer and Treasurer(4)	2002 2001 2000	$ $ $	188,307 160,000 138,462	$ $	— 40,000 102,730	— 50,000 150,000	$36,923 — —

Randolph C. Lumb Former Executive Vice President Sales and Marketing(5)	2002 2001 2000	$ $ $	185,000 150,000 5,769	$	— 35,000 —	5,000 — 44,776	$23,077 — —

(1)	In addition to the compensation set forth above, our Chief Executive Officer and each of our named executive officers also received compensation in an amount not exceeding $500 in the form of insurance premiums paid by us in connection with term life insurance policies.

(2)	Mr. Smith served as our Chief Executive Officer until June 2002. In July 2002, Mr. Smith’s base salary was reduced voluntarily from $225,000 to $112,500.

(3)	Mr. Cizner’s employment with PECO II commenced in January 2000. Mr. Cizner was promoted to President and Chief Executive Officer in June 2002.

(4)	Mr. Maag’s employment with PECO II commenced in February 2000. Mr. Maag resigned from his position as Chief Financial Officer and Treasurer effective November 1, 2002. All of Mr. Maag’s options were either forfeited upon his resignation or have since expired. In connection with his resignation, Mr. Maag was paid a lump sum separation payment of $36,923.

(5)	Mr. Lumb’s employment with PECO II commenced in December 2000. Mr. Lumb resigned from his position as Executive Vice President Sales and Marketing effective January 1, 2003. All of Mr. Lumb’s options were either forfeited upon his resignation or have since expired. In connection with his resignation, Mr. Lumb was paid a lump sum separation payment of $23,077.

2002 Option Grants

The following table shows grants of options to purchase our common shares to the named executive officers during the fiscal year ended December 31, 2002.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Individual Grants
Name	No. of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/Sh)(2)	Expiration Date	5%($)	10%($)
Matthew P. Smith	0	—	—	—	—	—
Allen Jay Cizner	0	—	—	—	—	—
John C. Maag	0	—	—	—	—	—
Randolph C. Lumb	5,000	3.5%	$6.25	January 1, 2005	$4,926	$10,344

(1)	Based on an aggregate of 143,400 options to purchase common shares that we granted in 2002. The option granted to Mr. Lumb was granted under our 2000 Performance Plan. The option had a term of three years and was to vest 100% after the first year following the date of grant. The option was forfeited upon Mr. Lumb’s resignation.

(2)	Based on the closing price of our common shares of $6.25 on the Nasdaq National Market on January 2, 2002.

(3)	The potential realizable value represents amounts, net of exercise price before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming appreciation of 5% and 10% over the option term. Assuming 5% and 10% annual appreciation, these values are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

2002 Option Values

The following table shows the value realized upon exercise of options during 2002 and the number and value of unexercised options held by each named executive officer at December 31, 2002.

	Number of Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)(1)(2)
			Exercisable(1)	Unexercisable	Exercisable	Unexercisable
Matthew P. Smith	6,750	$17,100	33,954	45,953	—	—
Allen Jay Cizner	—	—	376,000	189,000	—	—
John C. Maag(3)	—	—	105,000	—	—	—
Randolph C. Lumb(3)	—	—	22,388	27,388	—	—

(1)	Options are in-the-money if the fair market value of the common shares is greater than the exercise price.

(2)	Represents the total gain that would be realized if all in-the-money options held at December 31, 2002 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the last sales price of the common shares of $0.64 on the Nasdaq National Market on December 31, 2002.

(3)	All options held by Messrs. Maag and Lumb that were not exercisable as of the respective effective date of their resignations were forfeited. All options held by Messrs. Maag and Lumb that were exercisable at December 31, 2002 have since expired.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

One of our directors, James L. Green, is currently employed as a consultant to the Chief Executive Officer at an annual rate of $50,000, which was reduced voluntarily in July 2002 from the previous annual rate of $100,000. Mr. Green was paid $79,620 under this arrangement during 2002.

Another director, Trygve A. Ivesdal, has been employed by us as Director of International Development since August 2000 at a rate of $90 per hour. Mr. Ivesdal was paid $140,400 in 2002.

Another director, E. Richard Hottenroth, is a partner in a law firm that provides services to us. See “Compensation Committee Interlocks and Insider Participation.”

We have a policy that all transactions between us and our officers, directors and affiliates must be on terms no less favorable to us than those that could be obtained from unrelated third parties and must be approved by a majority of disinterested members of our Board of Directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

The following report of the Compensation Committee describes the philosophy, objectives and components of our executive compensation program for 2002 and discusses the determinations concerning the compensation for our Chief Executive Officer for 2002.

With the exception of E. Richard Hottenroth, the Compensation Committee is comprised solely of independent non-employee directors. Mr. Hottenroth is not considered a non-employee director under Section 16(a) of the Securities Exchange Act of 1934 because he is an attorney whose firm provides services to us. Accordingly, Mr. Hottenroth has abstained from voting when the Compensation Committee has considered approving stock option grants in order that such grants be exempt from the short-swing profit recapture provisions of Section 16(b) of the Securities Exchange Act of 1934.

The Compensation Committee reviews and makes decisions regarding our compensation policies, and the amounts and forms of compensation to be provided to our executive officers and other employees, which generally include annual salaries and bonuses, equity awards and other incentive compensation arrangements. As part of the foregoing, the Compensation Committee approves management recommendation for stock option grants under our 2000 Performance Plan. The Compensation Committee periodically reviews the job performance of our Chief Executive Officer.

Compensation Philosophy

Our executive compensation program has been designed to attract and retain exceptional executives who seek a long-term association with us and who enjoy the challenge of pay for performance. The basic program consists of two cash compensation components: base salary and a performance-based annual bonus. A third component, ownership-linked stock options, is used for executive retention, to attract new key people, to recognize accomplishments under individually tailored business growth programs and to align the long-term interests of eligible executives with those of the shareholders.

Base Salary

Base salary for our Chief Executive Officer is set annually taking into consideration our sales and profit growth, overall job performance and pay levels for chief executive officers of corporations of similar size. The Compensation Committee utilizes, as a reference, up-to-date information on compensation practices of other companies from several independent sources. Base salary is then set so as to represent no more than 60% of total attainable compensation, the balance of which is fully contingent upon the achievement of both qualitative and quantitative levels of performance and shareholder return. Allen Jay Cizner was promoted to President and Chief Executive Officer effective June 1, 2002. Mr. Cizner’s base salary was not increased in connection with this promotion and remains at $225,000. Mr. Cizner’s base salary was last increased in July 2001 upon his promotion to President and Chief Operating Officer. Prior to that, Mr. Cizner’s base salary since joining PECO II as Chief Operating Officer in January 2000 was $200,000. Mr. Cizner’s base salary is considered to be at approximately the median base compensation level paid to chief executive officers of corporations of similar size and complexity to us.

Stock Bonus Program/Annual Cash Incentives

From time to time the Board of Directors has issued bonuses to employees in the form of cash and/or common shares. There were no bonuses paid in 2002 because the performance of PECO II did not attain the goals set for the payment of bonuses.

Stock Options

The third compensation component is an ownership-linked stock option program, which provides long-term incentives to our executives that are aligned with the interests of our shareholders. Stock options, granted at market price, typically vest annually in 25% increments over four years or 50% after the second year and 25% for third and fourth years. A longer-term perspective is established by the sequential vesting of options. The program is designed to encourage senior executives to be long-term shareholders and to have owner concern and care of the company as a whole. The intent of the option program is to provide an executive with the opportunity for financial gain which is larger than the cumulative annual bonuses, but which takes much longer to achieve and requires meaningful long-term growth in the market price of our common shares for the gain to be realized.

The size and frequency of option grants are based on level of responsibility, performance of the company as a whole and the executive’s personal performance. Annually, both financial and non-financial specific goals are set aimed at building future marketplace strengths and achieving corporate success factors. Other option grants may be made based upon management’s specific recommendations, and review and approval by the Compensation Committee. Grants are made from a Compensation Committee defined pool of shares.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits our ability to deduct compensation expense in excess of $1 million paid to our Chief Executive Officer or other executive officers named in the Summary Compensation Table contained in this proxy statement. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing our executives with appropriate rewards for their performance. Towards this end, our 2000 Performance Plan has been drafted in a manner that will qualify stock options and performance-related compensation not subject to the cap on deductibility imposed by Section 162(m).

Subsequent to the year ended December 31, 2002, the Compensation Committee was combined with the Nominating Committee of the Board of Directors.

COMPENSATION COMMITTEE

E. RICHARD HOTTENROTH, CHAIRMAN

LUCILLE GARBER FORD

CHARLES D. TAYLOR

PERFORMANCE GRAPH

The line graph below compares the twenty-nine-month cumulative total shareholders’ return on our common shares between August 18, 2000 (the date of our initial public offering) and December 31, 2002 with the twenty-nine-month cumulative total return of the Nasdaq Total Return Index (U.S. Companies) and the Russell 2000 Index. The graph assumes that the value of the investment in our common shares and each index was $100 on August 18, 2000, and that all dividends, if any, were reinvested. At this time, we do not believe we can reasonably identify an industry peer group. Therefore, we selected the Russell 2000 Index, which includes companies with market capitalization similar to our own market capitalization, as a comparative index for purposes of complying with certain requirements of the Securities and Exchange Commission.

COMPARISON OF TWENTY-NINE-MONTH CUMULATIVE TOTAL RETURN

AMONG PECO II, INC., THE NASDAQ TOTAL RETURN INDEX (U.S. COMPANIES)

AND THE RUSSELL 2000 INDEX

	8/15/00	12/31/00	12/31/01	12/31/02
PECO II, Inc	100	173	40	4
Russell 2000 Index	100	94	97	77
Nasdaq US	100	58	46	32

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own 10% or more of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Executive officers, directors and 10% or greater shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received, we believe that all of our executive officers and directors complied with all filing requirements applicable to them during 2002.

SHAREHOLDER PROPOSALS

Any shareholder proposal to be considered by us for inclusion in the proxy statement and form of proxy for the 2004 annual meeting must be received by our Secretary at our corporate headquarters, 1376 State Route 598, Galion, Ohio 44833, no later than December 11, 2003.

Shareholder proposals not intended to be included in the proxy statement and form of proxy for the 2004 annual meeting, as well as proposed shareholder nominations for the election of directors at the 2004 annual meeting must each comply with advance notice procedures set forth in our amended and restated code of regulations to be properly brought before the 2004 annual meeting. In general, written notice of a shareholder proposal or a director nomination must be delivered to our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the company first mailed our proxy materials for the prior year’s annual meeting.

With regard to the annual meeting of shareholders to be held in 2004, written notice must be received by our Secretary at the address above between January 10, 2004 and February 9, 2004. If we do not receive the notice between these dates, the notice will be considered untimely. Our proxy for the 2004 annual meeting will grant discretionary authority to the persons named therein to exercise their voting discretion with respect to any such matter of which we do not receive notice by February 9, 2004.

In addition to timing requirements, the advance notice provisions of our amended and restated code of regulations contain informational content requirements that also must be met. A copy of our amended and restated code of regulations may be obtained by writing to our Secretary at the address above.

OTHER MATTERS

Our Board of Directors is not aware of any matter to come before the meeting other than those mentioned in the accompanying notice. If other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters.

Upon the receipt of a written request from any shareholder entitled to vote at the forthcoming annual meeting, we will mail, at no charge to the shareholder, a copy of our annual report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934 for our most recent fiscal year. Requests from beneficial owners of our voting securities must set forth a good-faith representation that as of the record date for the annual meeting, the person making the request was the beneficial owner of securities entitled to vote at such annual meeting. Written requests for the annual report on Form 10-K should be directed to:

Barbara A. Lucas

Assistant Treasurer

PECO II, Inc.

1376 State Route 598

Galion, Ohio 44833

You are urged to sign and return your proxy promptly in order to make certain your shares will be voted at the annual meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors.

Sandra A. Frankhouse

Secretary

April 9, 2003

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DETACH CARD HERE

PECO II, INC.

ANNUAL MEETING OF SHAREHOLDERS — May 8, 2003

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby (i) appoints E. Richard Hottenroth and Charles D. Taylor and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of PECO II, Inc., which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on May 8, 2003, at 9:00 a.m., local time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the Common Shares of the Company represented by this proxy as follows, with the understanding that if no directions are given below, said shares will be voted FOR the election of the Directors nominated by the Board of Directors.

1.	ELECTION OF DIRECTORS

☐    FOR the nominees listed

Matthew P. Smith                James L. Green                Albert F. Klavora

(To withhold authority to vote for a nominee, draw a line through the nominee’s name)

(Continued, and to be signed and dated on reverse side)

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(Continued from other side)

2.	IN THEIR DISCRETION TO ACT ON ANY OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

The Board of Directors Recommends You Vote FOR the Above Proposal.

Please date, sign and return promptly in the accompanying envelope.

Dated:                                                           , 2003

(Signature)

Your signature to this proxy should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

☐  Check box if you plan to attend the meeting.